Exhibit 99.1

News Release
CONTACT:	Michael J. McCann
CFO and Treasurer
(337) 235-2452

FOR IMMEDIATE RELEASE

PETROLEUM HELICOPTERS, INC. ANNOUNCES RESULTS
FOR THE YEAR ENDED DECEMBER 31, 2004

      LAFAYETTE, LA – March 15, 2005 – Petroleum Helicopters, Inc. (“PHI”) today reported net earnings of $4.0 million ($0.72 per diluted share) on operating revenues of $291.3 million for the year ended December 31, 2004, compared to net earnings of $1.1 million ($0.21 per diluted share) on operating revenues of $269.4 million for the year ended December 31, 2003, which is further discussed in the Company’s 10-K for 2004.

      Mr. Al A. Gonsoulin, Chairman and CEO, stated; “We are pleased with our progress in 2004 with the Air Medical expansion and will continue this expansion in 2005. We are particularly pleased with the outlook for our Domestic Oil and Gas segment and will be adding new transport category aircraft in 2005 as a result of these developments.”

      PHI provides helicopter transportation and related services to a broad range of customers including the oil and gas industry, Air Medical programs and the third-party maintenance business. PHI Common Stock is traded in The NASDAQ SmallCap Market (symbols PHEL and PHELK)

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Petroleum Helicopters, Inc. released the following earnings figures for the year ended December 31, 2004.

(All figures, except per share data, are shown in thousands.)

	For the Year Ended
	December 31,
	2004	2003
Operating revenues	$291,308	$269,392
Gain, net on disposition of property and equipment	2,569	1,988
Other	392	686

	294,269	272,066

Expenses:
Direct expenses	245,374	230,229
Selling, general and administrative	21,034	19,983
Interest expense	20,109	19,952

	286,517	270,164

Earnings before income taxes	7,752	1,902
Income taxes	3,780	763

Net earnings	$3,972	$1,139

BASIC:
Net earnings per share	$0.74	$0.21

DILUTED:
Net earnings per share	$0.72	$0.21

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